UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

J.CREW GROUP, INC.

(Name of registrant as specified in its charter)

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Expiration of the “Go Shop” Period

As previously disclosed, on November 23, 2010, J.Crew Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Initial Merger Agreement”) with Chinos Holdings, Inc., a Delaware corporation (“Parent”), and Chinos Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent (each of Parent and Merger Sub are beneficially owned by affiliates of TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“Leonard Green”)) which provided for a 54 day “go shop” period continuing through 11:59 PM on January 15, 2011 (the “Initial Go Shop Period”). On January 18, 2011, the parties to the Initial Merger Agreement entered into Amendment No. 1 to the Initial Merger Agreement (the Initial Merger Agreement as amended, the “Merger Agreement”) to, among other things, extend the Initial Go Shop Period by 31 days through 11:59 PM on February 15, 2011 (the “Go Shop Extension” and the Initial Go Shop Period as extended by the Go Shop Extension, the “Go Shop Period”).

The Merger Agreement provides that, during the Go Shop Period, the Company was permitted to initiate, solicit and encourage any inquiry or the making of takeover proposals from third parties, including by providing non-public information, and to enter into, engage in and maintain discussions or negotiations with third parties with respect to such proposals or otherwise cooperate with or assist such discussions or proposals.

At the direction and under the supervision of the special committee of the Company’s board of directors, Perella Weinberg Partners LP, financial advisor to the special committee (“Perella Weinberg”), conducted the “go shop” process on behalf of the Company. Representatives of Perella Weinberg contacted parties that they believed, based on size and business interests, might be capable of, and might be interested in, pursuing a transaction with the Company. During the Go Shop Period, representatives of Perella Weinberg contacted a total of 59 parties, comprised of 39 strategic parties and 20 financial parties, to solicit their interests in a possible alternative transaction. During the Go Shop Extension, Perella Weinberg contacted each of the parties previously contacted during the Initial Go Shop Period to inform them of the Go Shop Extension and of the other amendments to the Initial Merger Agreement, including a reduced termination fee, the elimination in certain circumstances of the match rights of TPG and Leonard Green and the reimbursement of expenses of up to $3 million for a third party bidder in certain circumstances. Perella Weinberg also advised bidders that in connection with the amendment to the Merger Agreement, Millard S. Drexler, Chairman and Chief Executive Officer of the Company (“Mr. Drexler”), agreed to a two year non-compete in the event a third party acquires the Company and offers Mr. Drexler comparable employment terms but he declines to continue his employment with the Company. During the Go Shop Extension, one party that had not previously expressed an interest in acquiring the Company indicated that it was now interested. Such party subsequently entered into a confidentiality agreement with the Company and was granted access to non-public information provided by the Company through an on-line data room. This party was also offered the opportunity for a meeting with members of the Company’s senior management, including Mr. Drexler, to further discuss a potential transaction.

Of the 59 parties contacted during the Go Shop Period, seven parties requested and were provided with draft confidentiality agreements. Three of these parties never responded further and the other four of these parties negotiated and entered into confidentiality agreements with the Company, including the one additional party that had not participated in the Initial Go Shop Period. These four parties that entered into confidentiality agreements were subsequently granted access to non-public information provided by the Company through an on-line data room. One of the four parties that entered into a confidentiality agreement requested, and was granted, a meeting with members of the Company’s senior management, including Mr. Drexler. Despite an active and extensive solicitation of potentially interested parties in connection with the Go Shop Period since the announcement of the Merger, none of these four parties, nor any other party, submitted a takeover proposal to the Company prior to the expiration of the Go Shop Period.

On February 16, 2011, the Company issued a press release announcing the expiration of the Go Shop Period and the absence of any takeover proposals made to the Company during such period, which is pasted below and incorporated herein by reference.

Delaware Litigation

On February 11, 2011, the Court of Chancery of the State of Delaware (the “Court”) held a conference in In re J.Crew Group, Inc. Shareholders Litigation, C.A. No. 6043 (the “Consolidated Delaware Action”) which representatives of the Company and the other defendants and representatives of the plaintiffs attended. During the conference, the Court stated that it would not entertain any applications in the Consolidated Delaware Action until after the special meeting of stockholders to consider and vote upon a proposal to adopt the Merger Agreement, which as previously disclosed is scheduled to be held on March 1, 2011.

Press Release

J.Crew Group, Inc. Announces Expiration of the “Go Shop” Period

New York – February 16, 2011- J.Crew Group, Inc. (NYSE: JCG) today announced the expiration of the 85 day “go shop” period pursuant to the terms of the previously announced merger agreement dated as of November 23, 2010, as amended on January 18, 2011, between the Company and affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P.

During the “go shop” process, the Company was permitted, on the terms and subject to the conditions of the merger agreement, as amended, to initiate, solicit and encourage inquiries from and engage in discussions with third parties relating to alternative acquisition proposals for a period of 85 calendar days continuing through February 15, 2011. The Company engaged in an active and extensive solicitation of 59 potentially interested parties in connection with the “go shop” period, which resulted in four parties negotiating and entering into confidentiality agreements with the Company, including one party who first expressed an interest after the initial “go shop” period that was due to expire on January 15, 2011 was extended through February 15, 2011. Despite its solicitation efforts, the Company did not receive any alternative acquisition proposals during the 85-day “go shop” period.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of February 15, 2011, the Company operates 249 retail stores (including 219 J.Crew retail stores, 10 crewcuts and 20 Madewell stores), the J. Crew catalog business, jcrew.com, madewell.com and 85 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are forward-looking statements. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the parties’ ability to consummate the proposed transaction on the contemplated timeline, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It:

In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission and mailed to its security holders a definitive proxy statement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL

RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed or furnished to the Securities and Exchange Commission by the Company at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.jcrew.com and then clicking on the “Investor Relations” link and then the “SEC Filings” link. The definitive proxy statement and other relevant materials may also be obtained for free from J.Crew Group, Inc. by directing such request to J.Crew Group, Inc., 770 Broadway, New York, New York 10003; or (212) 209-2500. The contents of the websites referenced above are not deemed to be incorporated by reference into the definitive proxy statement.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation is set forth in J.Crew Group, Inc.’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the proposed transaction. Each of these documents is available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from the Company at http://www.jcrew.com, and then clicking on the “Investor Relations” link and then the “SEC Filings” link or by directing such request to J.Crew Group, Inc., 770 Broadway, New York, New York 10003; or (212) 209-2500.

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